Exhibit 10.15

RETIREMENT AND RELEASE AGREEMENT

THIS RETIREMENT AND RELEASE AGREEMENT, dated as of February 5, 2013 (this “Agreement”), is entered into by and between K. Dillon Schickli (“Executive”) and DS Waters of America, Inc. (the “Company”).

WHEREAS, D.S. Waters of America, LP and the Company and Executive entered into an employment agreement dated November 15, 2005 (the ‘‘Employment Agreement”) providing for the Executive’s employment with the Company; and

WHEREAS, Executive is retiring from the Company effective as of February 5, 2013 (the “Separation Date”); and

WHEREAS, the Employment Agreement provides for certain payments conditioned upon Executive’s execution and delivery of a release in connection with his separation from employment; and

WHEREAS, the Company has agreed to additional payments in consideration of the terms and conditions set forth herein and the Executive’s compliance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement and other good and valuable consideration, the parties agree as follows:

1. Resignation from the Company.

a.	Executive hereby irrevocably and unconditionally retires from the Company as of the Separation Date and resigns from the Board of Directors (the “Board”) the Company and all positions he holds with any entity set forth in the attached Annex A (collectively, the “Company Group”). On and from the Separation Date, Executive shall no longer hold any positions as a director, officer, employee or otherwise with any entity in the Company Group.

b.	After the Separation Date, Executive agrees not to represent himself to any other person or entity as an employee or otherwise having a position with any member of the Company Group. After the Separation Date, Executive shall have no authority to, and hereby agrees not to, legally, contractually or otherwise bind any member of the Company Group or incur any liabilities on their behalf.

c.	Attached on Annex B is a resignation letter to be executed and delivered by Executive as of the Separation Date. Set forth on Annex C are the agreed upon external and internal statements to be made by the Company and Executive and the Company and Executive agree that any disclosure by the Company or Executive, either internally or externally, regarding the circumstances of this Agreement shall be in a manner consistent with the terms of Annex C. Following the execution of this Agreement, the Executive may disclose the fact of his retirement to the Company’s management team and workforce through the circulation of an internal e-mail set forth on Annex C.

d.	After the Separation Date, Executive will no longer have access to the Company’s offices or email systems except to the extent invited by a director or the Chief Executive Officer. During the period beginning on the Separation Date and continuing through August 15, 2013, the Company shall configure Executive’s Company email address with an out-of-office autoresponder in the form attached as Annex D. Subsequent to the Separation Date (i) the Company shall forward to the Executive for six months from the Separation Date physical mail addressed to Executive to an address designated by the Executive (unless notified by the Executive that he has made other arrangements) and (ii) Executive’s e-mail correspondence with executives and employees of the Company shall not include any “mass” or group distributions and in the case of one-on-one communications shall be consistent with the terms of this Agreement.

2. Payments. Conditioned upon the Effective Date (as defined below), and Executive’s compliance with the terms of this Agreement, Executive shall be entitled to the following, in accordance with the Company’s normal payroll procedures and subject to applicable taxes and withholdings, as applicable:

a.	A payment equal to one million one hundred twenty five thousand dollars ($1,125,000) attributable to severance, payable in a lump sum on the tenth (10th) business day following the Effective Date and conditioned on Executive’s prior execution of a “Participation Notification Letter,” in the form issued by the Board under the “TMIP” (as defined below) and as provided for below;

b.	A payment equal to one million dollars ($ 1,000,000) attributable to compensation related to his service on the Board through the Separation Date, payable in a lump sum on the tenth (10th) business day following the Effective Date and conditioned on Executive’s prior execution of a “Participation Notification Letter,” in the form issued by the Board under the “TMIP” (as defined below) and as provided for below;

c.	Subject to Executive’s timely election of COBRA continuation rights available under applicable law with respect to any insurance plans maintained by the Company (including, if applicable, any of the Company’s group medical, dental, prescription and vision benefits plans), reimbursement for any premiums paid by Executive in connection with his continued coverage under COBRA for a period of twelve (12) months following the Effective Date; provided that payment of such premiums shall cease upon the date Executive qualifies (or could have qualified) for group health benefits offered in connection with other employment Executive obtains, or when Executive is otherwise ineligible to continue coverage under COBRA;

d.

Participation in a Transaction Management Incentive Plan (the “TMIP”) as adopted and administered by the Board or plan administrator, on the same terms and conditions as those applicable to other senior executives participating in the TMIP (including the timing of payments due under the TMIP but excluding any vesting or active service requirements as a condition for payment, which shall not be applicable to the Executive as a result of his retirement). Executive shall receive, subject to the terms and conditions of the TMIP, an allocation percentage equal to be 20% of the designated and available payment pool (if any) under the TMIP in connection with a covered corporate transaction for which definitive documentation has been executed in the 2013 calendar year (and not materially amended thereafter) (any such payment, a “2013 TMIP Payment”), and 5% of the designated and available payment pool (if any) under the TMIP in connection with a covered corporate transaction for which definitive documentation has been executed in the 2014 calendar year (and not materially amended thereafter) (any such payment, a “2014 TMIP Payment”). Executive shall not receive any TMIP payments made in connection with a covered corporate transaction for which definitive documentation is executed or materially amended after the 2014 calendar year. For the avoidance of doubt, nothing in this Agreement shall be construed to create an obligation on the part of the Company or any other person or entity to adopt the TMIP so as to provide for any guaranteed or minimum payment pool, or designated percentage of proceeds arising from any covered corporate transaction (it being understood that the Executive shall be entitled only to his pro rata interest in whatever amounts are determined to be available), or to maintain the TMIP without amendment or modification in accordance with its terms, provided that any such amendment or modification shall not adversely affect Executive’s rights in a manner not generally applicable to senior executives of the Company. For the period during which the Executive has a right to receive a 2013 TMIP Payment or 2014 TMIP Payment (the “Applicable Period”), in the event that (i) the Company fails to adopt the TMIP and instead substitutes a new plan providing for compensation to employees in connection with a corporate transaction, then the Executive shall participate in such other plan in a manner that would have applied had such plan been adopted as the TMIP, and (ii) if within one hundred and twenty (120) days of the Separation Date, and after the adoption of the TMIP, the Company adopts another compensation plan or arrangement in connection with a corporate transaction covering multiple executive level participants (“Other Plan”), then Executive shall be entitled to receive a pro rata share of additional payments associated with the Other Plan (it being understood that the modification of existing severance/change of control agreements with senior management and/or execution of an employment agreement with the Executive’s replacement shall not constitute an Other Plan). In addition, following the adoption of the TMIP (and other than with respect to any Other Plan) and during the Applicable Period, the Company shall not adopt or implement another compensation plan or arrangement in connection with a corporate transaction covering multiple executive level participants that reduces the proceeds payable to the Executive and other participants in the TMIP. Notwithstanding the adoption of the TMIP, neither the Company nor the Board nor any equityholders shall be under any obligation to engage in a corporate transaction whether covered under the TMIP or otherwise. Simultaneously with the execution of this Agreement, Executive shall execute and deliver the “Participation Notification Letter” in the form issued by the Board, as provided for in this Section 2(d).

For purposes of this Agreement (including Exhibit A hereto), references to “Restricted Period” shall mean the period commencing as of the Separation Date and continuing until the earlier of (i) December 31, 2015 or (ii) the one year anniversary of the occurrence of a 2013 TMIP Payment or a 2014 TMIP Payment (as the case may be).

e.	Executive shall be provided with a payment equal to accrued and unpaid Base Salary, Guaranteed Bonus (as defined in Executive’s Employment Agreement), automobile allowance, and housing allowance through the Separation Date, and accrued but unused vacation time as of the Separation Date, payable in a lump sum totaling $ 60,000 on the tenth (10th) business day following the Effective Date in accordance with the Company’s normal payroll procedures and subject to applicable taxes and withholdings. Executive shall also be reimbursed for business expenses properly incurred by Executive in accordance with Company policy on or prior to the Separation Date (not to exceed $ 10,000), with such amounts to be paid in a lump sum forty-five (45) days after the Separation Date; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within thirty (30) days following the Separation Date;

f.	Executive shall be repaid an amount equal to $386,230.15 for advances paid by Executive in connection with the restructuring of the Company, payable in a lump sum on the tenth (10th) business day following the Effective Date; and

g.	Executive shall be reimbursed for all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and Executive’s decision to retire, up to a maximum of $40,000; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ten (10) days following the Separation Date. (These payments shall be reported by the Company on Form 1099-MISC issued to Executive and his counsel).

3. No Rights to Further Payment. Except as expressly provided for in Section 2 of this Agreement, Executive is not entitled to any further payments, compensation, or benefits in connection with his retirement from the Company and resignation from all positions he holds with any member of the Company Group, other than any vested benefits under employment benefit plans of the Company. Executive acknowledges and agrees that as of the Separation Date, Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any member of the Company Group or otherwise be entitled to any perquisite or fringe benefit, except as specifically set forth in this Agreement.

4. Release by Executive.

a.	Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns (the “Executive Releasors”), hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) of any nature whatsoever, both known and unknown, in law or in equity, which the Executive Releasors may now have, ever had, or may in the future have against the Company Group and the equityholders set forth in Schedule I (collectively, the “Equityholders”), or any equityholder, member, general partner, director, officer or employee of the foregoing or their affiliates, including their successors and assigns (collectively, the “Company Releasees”), arising out of or in any way related to events, acts, omissions or conduct occurring at any time prior to and including the date of this Agreement, including, without limitation (and for purposes of the remainder of this sub-clause, in addition to the Company Group and the Equityholders (and Company Releasees relating thereto), any representative, administrator, trustee, attorney, insurer, fiduciary or agent of the Company Group or the Equityholders), any Claim arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of, any of the Company Group or any claim for any severance benefit which might have been due Executive or any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code, the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, and the Georgia Equal Employment for People With Disabilities Code, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive hereby waives and releases any rights known or unknown Executive may have against the Company Releasees (and all other releasees of the Executive hereunder) under these and any other laws; provided that, Executive does not waive or release (i) Claims with respect to the Ancillary Interests (as defined below), (ii) Claims for indemnification under the Company’s Certificate of Incorporation or By-laws, that certain Indemnification Agreement entered into by and among DSW Group Holdings, LLC, the Company, and Executive dated April 20, 2012, or pursuant to any other written indemnification agreement between Executive and any of the Company Releasees, or coverage under any D&O insurance policy applicable to Executive, in each case with respect to his service with the Company through the Separation Date, (iii) vested rights under any employee benefit plans, including but not limited to the Company’s 401(k) plan, and (iv) any claims or rights which cannot be waived by law. Nothing in this Agreement shall prevent the Executive from filing any charge or claim with any administrative agency regarding any of the foregoing laws, provided that even if Executive files such a charge or participates in any related investigation or proceeding, Executive shall not be able to recover damages of any kind. Executive shall indemnify and hold the Company Releasees (and all other releasees of the Executive hereunder) harmless from any claim by any Executive Releasor that has been released hereunder.

b.	For the purpose of implementing a full and complete release and waiver, Executive expressly acknowledges that the release described in this Section 4 is intended to include, without limitation, claims that Executive did not know or suspect to exist at the time of signing, regardless of whether the knowledge of such claims, or the facts upon which they might be based would materially have affected such release; and that the consideration given under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

c.	Executive represents that Executive has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. Executive further agrees to indemnify and hold harmless each and all of the Company Releasees (or any other releasee of the Executive hereunder) against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

5. Release by the Company. The Company, for and on behalf of itself, the Company Group, and their respective agents, subsidiaries, employees, officers, directors, attorneys, successors and assigns, and for and on behalf of the Equityholders with representatives on the Board, in each case in their capacities as such (together, the “Company Releasors”), hereby waives and releases any Claim of any nature whatsoever, both known and unknown, in law or in equity, which the Company Releasors may now have, ever had, or may in the future have against the Executive and Executive’s heirs, successors, agents, representatives, executors and assigns (the “Executive Releasees”), including, without limitation, any Claim arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of, any of the Company Group. Notwithstanding anything contained in this Agreement to the contrary, nothing contained in herein shall constitute a release by any Company Releasor of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any claims involving acts of fraud, theft, breach of fiduciary duty or criminal conduct based on facts of which the “Designated Company Representatives” (as defined below) did not have actual knowledge as of the date hereof; and/or (iii) any claims or rights which cannot be waived by law. For the purpose of implementing a full and complete release and waiver, the Company, for an on behalf of the Company Releasors, expressly acknowledges that the release described in this Section 4 is intended to include, without limitation, claims that the Company Releasors did not know or suspect to exist at the time of signing, regardless of whether the knowledge of such claims, or the facts upon which they might be based would materially have affected such release (unless otherwise provided for above); and that the consideration given under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims. The Company, for an on behalf of the Company Releasors, further represents that the Company Releasors have not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. The Company further agrees to indemnify and hold harmless each and all of the Executive Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment. For purposes of this release, “Designated Company Representatives” shall mean the representatives of the Equityholders currently serving on the Board, as of the date hereof.

6. Covenants.

a.	Executive ratifies and confirms that he will, during the Restricted Period, comply with the post-termination restrictions and obligations set forth herein as Exhibit A and that any breach or threatened breach by the Executive of the provisions of Exhibit A shall entitle the Company to equitable and injunctive relief without the posting of any bond or security.

b.	Executive agrees to keep the terms and conditions of this Agreement confidential and not to disclose this Agreement or its terms to any person or entity whatsoever, except: (i) with the mutual written consent of the Company; (ii) to Executive’s attorneys, accountants, auditors, or financial or professional advisors, as long as such individuals agree that they are subject to the confidentiality provisions described herein; (iii) to Executive’s immediate family, as long as such individuals agree that they are subject to the confidentiality provisions described herein; (iv) as expressly required by Section 6(c) below; or (v) as may be required by law or in any proceeding to enforce this Agreement.

c.	Executive agrees to take all actions, including executing and delivering all documents reasonably necessary to effectuate and accomplish his obligations under this Agreement. Executive agrees to disclose the existence of the obligations under the restrictive covenants set forth in Exhibit A to this Agreement to any prospective employer, partner, co-venturer or investor, in each case who is engaging in or is reasonably likely to engage in, the competitive activities falling within Section 1(a) of Exhibit A.

d.

Executive agrees and acknowledges that Executive’s ongoing compliance and adherence to the covenants and responsibilities set forth in this Agreement, including those obligations set forth in Exhibit A hereto, are a material inducement to the Company to enter into this Agreement and to make the payments detailed in Section 2 to Executive and, as such, it is agreed by the parties that a material breach of this Agreement, which breach has caused damage to the Company and (to the extent curable) has not been cured by the Executive within ten (10) business days following notice from the Company, shall, in addition to any other remedies any member of the Company Group may have under applicable law (including, without limitation, remedies described in Item 4 of Exhibit A hereto), entitle the Company to (i) withhold any unpaid amounts due under Section 2 of this Agreement (including any payments under the TMIP) until resolution of the matters; (ii) in the case of any breach of Section (4)(“Release by

Executive”), demand repayment of sums previously paid to Executive under Section 2, (iii) set off against any obligation or payment due or payable to the Executive from the Company or any member of the Company Group any fixed obligation or payment due from the Executive (unless otherwise in contravention of any judgment of any court or applicable law); or, (iv) seek damages for any such breach.

e.	Notwithstanding the foregoing and all other provisions of this Agreement and Exhibit A hereto, nothing in this Agreement shall restrict the Executive, the Company, the Company Group, or the Equityholders (or their executive, shareholders, employees or agents) from (a) complying with the terms of (i) any subpoena or other legal process, (ii) any court order, or (iii) the request of any governmental entity, (b) making statements reasonably necessary or appropriate in connection with any legal dispute between Executive and any Company Releasor, or (c) making statements in response to any statement or action by the other party made in violation of this Agreement. The parties agree that prior to making any disclosures required by a subpoena or other court order, they shall provide the other party with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the other party a reasonable opportunity to challenge the subpoena, court order or similar legal process.

f.	The Company acting through its Designated Company Representatives, and its Chief Executive Officer and Chief Financial Officer, shall not make at any time following the Separation Date any statement or permit or authorize any statement to be made which is calculated or reasonably likely to damage the reputation or cause other damage to Executive.

7. Cooperation. Executive agrees that, when reasonably requested by the Company and its counsel at any time during the Restricted Period, Executive will (i) provide transition assistance to the Company Group (including responding to inquiries regarding the status of matters as to which Executive was involved or may have had knowledge of, and with reasonable prior notice, visiting any designated customer, supplier and other business party) and (ii) cooperate with the Company Group in any litigation, administrative proceeding, audit, regulatory report, investigation or inquiry that involves the Company Group or the Company Releasees, about which Executive may have knowledge or information, such cooperation to be provided at times and in a manner reasonably convenient to Executive and with due regard for his personal and professional obligations. Executive will be reimbursed for his reasonable out of pocket expenses (including attorneys’ fees) incurred in connection with such cooperation provided in any manner other than telephonically and shall be entitled to (a) a fee of $5,000 per day for such cooperation with respect to in-person services falling within sub-clause (i) in the preceding sentence and that exceed five days and (b) a fee of $2,500 per day for cooperation with respect to in-person services falling within sub-clause (ii) in the preceding sentence in excess of five (5) days per year during each year of the Restricted Period (but without any such payment for time spent testifying in connection with any proceeding or action). Executive shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints on behalf of any private (non-governmental) third party against the Company, or any of the Company Releasees, unless under a subpoena or other court order to do so, in which case the Executive shall follow the procedures set forth in Section 6(e) above; provided that this sentence shall not apply to any charge or lawsuit where by law a non-assistance agreement is invalid. Executive agrees that, at any time during the Restricted Period, directly or indirectly, unless Executive has prior written authorization from the Company, Executive will not (i) disclose, participate in the disclosure or allow disclosure of any Confidential Information about the Company Group or its present or former customers and suppliers, executives or other employees, or board members or equity holders, or legal matters involving the Company Group and resolution or settlement thereof, or any aspects of the business of the Company Group or Executive’s employment with the Company Group or of the termination of such employment, to any private equity firm, hedge fund or investment firm who is not an Equityholder (collectively an “Outside Investor”), or any acquiror or prospective acquiror of the Company Group, or take any other action disclosing or likely to result in such information being made available to the general public in any form (including as a result of any interview, article, broadcast, blog or web or social network posting), or (ii) in any manner assist, cooperate with or participate with any person or entity with respect to any potential bid, acquisition or transaction involving the Company Group. In addition, through to and including December 31, 2014, Executive shall refuse any request to discuss or disclose any information regarding the business and affairs of the Company with any Outside Investor or reporter, journalist, author or media representative (and take reasonable steps to notify the Company of such request), other than information relating to the Executive’s biographical information and/or professional work experience.

8. Representations and Acknowledgments.

a.

Executive represents and agrees that he will within fourteen days after the Separation Date use reasonable efforts to return to the Company all Company documents and property belonging to the Company, including, but not limited to, any Company-issued laptop, blackberry, keys, card access to the building and office floors, internal policies, work files (both electronic and hard copy) and other confidential business financial information and documents, such as any recordings made of Company meetings as of the Separation Date, provided that Executive may retain any such documents as have been provided to lenders to or equityholders of the Company Group. Notwithstanding the foregoing, (i) with respect to documents in locations other than Executive’s Arizona and Georgia residences, the deadline pursuant to the preceding sentences shall be extended to fourteen days after his next visit to such locations and (ii) Executive shall be entitled to retain his personal documents, documents concerning various agreements between him and the Company Group, and financial information of the sort provided to lienholders pursuant to that certain Second Lien Term Loan Credit Agreement dated as of February 29, 2012. Should Executive subsequently locate any of the materials identified in the first sentence of this Section 8(a), he shall promptly return them to the Company. The Company shall return Executive’s laptop computer to him once the laptop has been processed in accordance with the Company’s customary procedures and shall assist Executive in facilitating the transfer to Executive of (a) his cellular telephone number (404-307-8824) and (b) his computer aircard account, in each case at Executive’s sole expense. The Executive represents and warrants that he has not misappropriated or willfully retained any computer data or information in violation of the Company’s applicable policies.

b.	Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period.

c.	EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY (AND HAS IN FACT CONSULTED WITH HIS ATTORNEY), AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES (OR ANY OTHER RELEASEE OF THE EXECUTIVE HEREUNDER), AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

d.	Executive shall be solely responsible for paying, and shall pay, any local, state or federal income taxes, penalties, interest, fines or assessments incurred as the result of any payment of monies or provision of benefits under Section 2(f) hereof and agrees to indemnify the Company to the extent that the Company incurs any liability with respect to such taxes or related amounts. Without limiting the foregoing, the Company acknowledges that the reimbursement set forth in Section 2(f) shall not be reported on Form W-2 or Form 1099.

e.

Nothing in this Agreement shall affect Executive’s remaining rights with respect to (i) Executive’s indirect ownership of common equity of the Company, (ii) Executive’s direct ownership of membership interests in DSW Group Holdings, LLC; (iii) Executive’s Second Lien participation with Solar Capital as described in that certain Second Lien Term Loan Credit Agreement dated as of February 29, 2012 and that certain Participation Agreement dated February 29, 2012 and which, as of December 31, 2012, had an accreted par value of $7,237,817.73 (the “Second Lien Interest”), (iv) Executive’s right to receive a portion of the “Contingent Payment” as the term is defined in that certain Contingent Payment Agreement dated April 20, 2012, and (v) Executive’s right to receive a portion of the “Minority Guaranteed Payment” as the term is defined in that certain Minority Guaranteed Payment Agreement dated April 20, 2012, in each case as subject to the terms of the applicable documentation (collectively, the “Ancillary Interests”). For so long as Executive continues to hold the Second Lien Interest he shall be entitled to receive such financial and other information as is provided by the Company Group from time to time to the Lenders under that certain Second Lien Term Loan Credit Agreement dated as of February 29, 2012 or to members of the Company or any member of the Company Group (which for purposes of this Agreement shall include monthly, quarterly and annual audited financial statements).

9. Effective Date. Executive shall have seven (7) calendar days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement and this Agreement shall be null, void, and of no force or effect. If Executive does not revoke the Agreement, the Agreement will be deemed to be effective as of the Separation Date (the “Effective Date”).

10. Severability; Reformation. In the event that any one or more of the provisions of this Agreement (including Exhibit A hereto) shall be held to be invalid, illegal or unenforceable, it shall be severed and struck from this Agreement (including Exhibit A hereto), and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement (including Exhibit A hereto) shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

11. Entire Agreement; Intended Beneficiaries. This Agreement (including Exhibit A hereto) constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and is the final, complete and exclusive expression of the terms and conditions of the Agreement, and may only be modified or amended in a writing signed by the parties hereto. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, with respect to the subject matter hereof are hereby superseded. For the avoidance of doubt, following the Separation Date, all of the provisions of the Employment Agreement will terminate and be without any further force or effect. The Company Releasees (and all other releasees of the Executive hereunder) and any Company Group members are intended beneficiaries of the provisions of this Agreement running in their favor and no modifications may be made to such provisions without their express written consent.

12. Survivability. The validity of this Agreement shall be as of the Effective Date, and all representations, warranties, covenants and other promises set forth in this Agreement shall be true and correct on the Effective Date and the Separation Date and shall survive the execution of the Agreement by the parties.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.

14. Jurisdiction; Venue. In the event of any claim or action arising in connection with or relating to this Agreement, Executive and the Company each irrevocably consents to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan and, if a basis for federal jurisdiction exists, the exclusive jurisdiction of the United States District Court for the Southern District of New York. Executive and the Company each agree that venue shall be proper in any common pleas court of the State of New York in the Borough of Manhattan or, if a basis for federal jurisdiction exists, in any Division of the United States District Court for the Southern District of New York. Executive and the Company each waive any right to object to the maintenance of any suit or claim in any of the state or federal courts of the State of New York on the basis of improper venue or of inconvenience of forum. The Company and the Executive each waive any right to trial by jury in connection with such matters. The party prevailing in any dispute arising in connection with or related to this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and expenses incurred in connection with such dispute (and the Executive shall have no claim for indemnification with respect to any such fees and expenses incurred by the Executive, and fees and expenses paid to the Company by the Executive, under any existing indemnification agreement with any member of the Company Group).

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

D.S. WATERS OF AMERICA, INC.

/s/ Ron Frieman
By: Ron Frieman

EXECUTIVE

/s/ K. Dillon Schickli
By: K. Dillon Schickli

ANNEX A

Company Group Members

DS Waters Holdings, LLC

DSW Group, Inc.

DS Waters Enterprises, Inc.

DS Waters of America, Inc.

DS Waters of America, LP

The operating subsidiaries of DS Waters of America, Inc.

ANNEX B

Form of Resignation Letter

Board of Directors

D.S. Waters of America, Inc.

5660 New Northside Drive, Suite 500

Atlanta, GA 30328

Ladies and Gentlemen:

I am retiring and therefore hereby resign, effective February 5, 2013, as the Chief Executive Officer of and a Director of DS Waters of America, Inc., and from all officer and director positions held at DS Waters Holdings, LLC, DSW Group, Inc., DS Waters Enterprises, Inc., and DS Waters of America, LP., and their respective subsidiaries and affiliates.

Very truly yours,

K. Dillon Schickli

ANNEX C

Internal and External Communications

Internal Announcement:

To all DS Waters Associates:

I want to thank all DS Waters Associates for your contributions in 2012. Your team effort has resulted in a turnaround of our business after it suffered through the “Great Recession”. In 2012, DS Waters achieved the strongest net cooler customer growth in over a decade and had a much improved financial performance, including record revenue of nearly $900 Million. We are now leading the HOD water industry in growth and are a major player in the Office Coffee Service and Filtration businesses! I believe that our 2013 prospects for further significant gains in customer growth and financial performance are great, and through your continued strong efforts I expect the Company will soon exceed its record 2007 financial performance. The key to the Company’s future is keeping the customers we have and attracting new customers and we will do this through excellent customer service and execution of our Customer for Life strategies!

Having said that, I feel this is a good time to announce my retirement from DS Waters. It has been a wonderful journey over the last 7 plus years. When Gloria and I were married in 2005, I was retired and told her I had no plans to work again—that obviously changed later that year when I had the opportunity to lead the buyout of DS Waters with my long term business partners, Stewart Allen and John Krediet, together with Kelso and Company. While we achieved our objective of turning around the Company’s performance in 2006/2007, the recession delayed my return to retirement. Now that the Company is back on a strong growth curve and firm financial footing, I can retire in peace (and I told Gloria “I mean it this time”). Thankfully, Gloria has stayed by my side and supported me through these last several challenging years. I will be following DS Waters’ performance closely as I continue to retain a significant financial investment in the Company, and the success of my investment—and related ability to keep Gloria happy during my retirement—depends on all of you!

The best news is that Tom Harrington, our President and Chief Operating Officer, has been doing a great job “driving the bus,” leading the execution of both the integration of Standard Coffee and changes in the Company’s direction that have resulted in our strong 2012 performance. I am very pleased to announce that Tom is taking over as President and Chief Executive Officer of the Company effective immediately. I can think of no one more deserving or capable of taking over the “keys” to the DS organization! Knowing that our Company will be in good hands under the leadership of Tom and the rest of our experienced management team has made my decision to retire much easier.

Tom has had a distinguished career with DS Waters, joining us in 2004 as Senior Vice President of the Central Division and then serving as Western Division President from 2005 to 2008. Tom then became Chief Operating Officer in 2008 and then President as well as Chief Operating Officer in 2011. Prior to joining the Company, Tom was an accomplished leader in the carbonated soft drink industry where he held various roles within Coca-Cola Enterprises, Inc. and Coca-Cola North America, including Vice President and General Manager of Coca-Cola Enterprises in both the New York and Chicago Divisions. Tom is a graduate of Pennsylvania State University and the Kellogg Institute of Management.

Please join me in congratulating Tom on his promotion. I expect and trust that all of you will give Tom your support and work hard to drive further growth in our customer base and overall performance in 2013!

Sincerely,

Dillon

External Announcement:

Press Release

DS Waters CEO Dillon Schickli Announces Retirement; Tom Harrington to Serve as New CEO ATLANTA, Georgia, Feb. [    ], 2013

DS Waters of America, Inc. today announced the retirement of its chief executive officer, Dillon Schickli, and that its board of directors has named Tom Harrington to serve as the company’s new chief executive officer, effective immediately. Harrington previously served as the company’s president and chief operating officer; his new role combines the previously divided roles of president and chief executive officer.

Schickli first joined DS Waters in 2005 as co-chief executive officer and board member, and under his leadership the company quickly saw significant improvements in financial performance, customer service and operating efficiency. In 2012, under the guidance of both Schickli and Harrington, DS Waters achieved its strongest net customer growth in over a decade and had much improved year-over-year financial performance, including record revenue. “We are now leading the HOD water industry in growth and are a major player in the office coffee service and filtration businesses,” Schickli said. “I believe that our 2013 prospects for further gains in customer growth and financial performance are great, and I expect the Company will exceed its goals for financial performance.”

Harrington’s contributions to the company’s strong 2012 performance include both leading the acquisition and integration of the Standard Coffee Service Company and executing DS Waters’ expanded strategy to become a leading direct-to-consumer beverage services provider. “I can think of no one more deserving or capable of taking over leadership of DS Waters” Schickli stated. “Knowing that the company will be in good hands under the leadership of Tom and the rest of our experienced management team has made my decision to retire much easier.”

Harrington brings 27 years of beverage industry experience to his new role as the company’s chief executive, including nine years with DS Waters. After joining the company in 2004 as senior vice president of the central division, Harrington later served as western division president in 2005 and was promoted to chief operating officer in 2008 and president in 2011. Prior to joining DS Waters, Harrington was in the carbonated soft drink industry where he held various roles within Coca-Cola Enterprises, Inc. and Coca-Cola North America, including vice president and general manager of Coca-Cola Enterprises in both the New York and Chicago divisions.

Harrington said, “I would like to thank Dillon for his contributions and service to DS Waters, and wish him congratulations on his retirement. DS is one of the service industry’s great companies, with a long history of exceptional customer service and strong positions in each of its key lines of business, delivered from a platform that provides exciting opportunities for growth. I look forward to continue working with our talented team of associates as we build upon our successes and continue to execute our plans for growth.”

[ABOUT DS WATERS...]

ANNEX D

Email Out-of-Office Autoresponder

K. Dillon Schickli retired from the Company on February 5, 2013. Please direct any communications regarding the Company or its business to                          at                         . For personal matters, Dillon may be reached through Elaine Bradley at EBradley@water.com.

EXHIBIT A

1.	NON-COMPETITION; NON-SOLICITATION

(a)	Executive agrees with and for the benefit of the Company that he shall not, during the Restricted Period, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any manner carry on, be engaged with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in any water filtration, filtration services or filtration equipment business, any beverage business that offers home and office delivery, any point of use business, any retail water business, any bottled water business, any brewed beverage (including, without limitation, coffee) business or any other business in which the Company or its subsidiaries or affiliates is engaged in on the Separation Date in the United States of America and Canada or any other country in which the Company and its Subsidiaries or Affiliates is engaged in such business.

(b)	Executive further agrees that during the Restricted Period he will not solicit, hire or take away or cause to be hired or taken away, directly or indirectly, for his own benefit or the benefit of any other person or entity, any employee of the Company or any of its Subsidiaries or Affiliates; provided that such employee was employed by the Company or any of its Subsidiaries or Affiliates on the Separation Date.

(c)	Notwithstanding the foregoing Items 1(a) and 1(b), Executive shall be permitted to own and control in the aggregate not more than 3% of the issued shares of any company which competes with the Company and whose shares are publicly traded; provided that in all cases any such publicly traded company has a market capitalization in excess of $250 million.

2.	CONFIDENTIAL INFORMATION; COMPANY PROPERTY

(a)

For purposes of this Agreement, “Confidential Information” shall include non-public information of the Company’s business and its clients and affiliates of such clients, including, but not limited to, the pendency or contemplation of certain transactions, the identity of the Company’s clients, counterparts and affiliates (including limited partners of the funds managed by the Company), the identity of the representatives of clients and counterparts with whom the Company has dealt, the kinds of services provided by the Company to clients and offered to be performed for potential clients, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective clients, pricing information, operational methods, investment methodologies (including actual or contemplated investments and analysis of such investments), information concerning the creation, acquisition or disposition of products, services or business development, computer software applications and other programs, personnel information and other trade secrets. “Confidential Information” does not include information which (i) is or becomes available to the public generally (other than as a result of Executive’s disclosure) or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its Subsidiaries or Affiliates, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

(b)	Executive hereby agrees that he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any Confidential Information, other than in the proper performance of his duties for the Company, or as required by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.

3.	NON-DISPARAGEMENT

Executive shall not make at any time following the Separation Date any statement or permit or authorize any statement to be made which is calculated or reasonably likely to damage the reputation or cause other damage to: (i) the Company or any subsidiary, affiliate, or associated company or its or their employees or officers; (ii) the Company Releasees; or (iii) the Equityholders.

4.	EQUITABLE RELIEF

Executive acknowledges and agrees that the Company would suffer irreparable injury by reason of an violation by Executive of the provisions of Section (1)-(3) of this Exhibit A and that the Company would not have any adequate remedy at law, and therefore, Executive consents, in the event of any such violation, to the issuance of an injunction restraining any further violation

SCHEDULE I

List of Equityholders

Solar Capital, Ltd.

Merrill Lynch Capital Corporation

Magnetar Capital Holdings, Ltd

Glenview Capital Master Fund Ltd.

GoldenTree 2004 Trust

Glenview Institutional Partners LP

Magnetar Capital Fund, LP

GoldenTree High Yield Value Fund Offshore 110 Ltd

Longhorn Credit Funding, LLC

Midocean Credit Opportunity Master Fund LP

GoldenTree Capital Solutions Fund Financing

Merrill Lynch Pierce Fenner & Smith Inc.

GoldenTree Capital Solutions Offshore Fund Financing

Glenview Capital Partners LP

Highland Offshore Partners, L.P.

Jim Turner

GoldenTree High Yield Value Fund Offshore (Strategic), Ltd

Midocean Credit Focus Fund I, L.P.

Glenview Offshore Opportunity Master Fund, Ltd.

Glenview Capital Opportunity Fund, LP

GCM Opportunity Fund, LP